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                                                             Exhibit 99.B10-(b)

                                 ROPES & GRAY
                           ONE INTERNATIONAL PLACE
                       BOSTON, MASSACHUSETTS 02110-2624
                                (617) 851-7000
                             FAX: (617) 851-7050

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30 KENNEDY PLAZA                                            ONE FRANKLIN SQUARE
PROVIDENCE, RI 02803-8328                                    1301 K STREET, N.W
(401) 455-4400                                                   SUITE 800 EAST
FAX: (401) 455-4401                                   WASHINGTON, DC 30005-3333
                                                                 (202) 626-3900
                                                            FAX: (202) 626-3961
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                                April 28, 1997

Kemper Target Equity Fund
222 South Riverside Plaza
Chicago, Illinois 60601

Vedder, Price, Kaufman & Kammholz
222 North LaSalle Street
Chicago, Illinois 60601

Ladies and Gentlemen:

        We are furnishing this opinion with respect to the proposed offer and sale from time to time by Kemper Retirement Funds Series VII (the "Fund"), a series of Kemper Target Equity Fund (the "Trust"), of an indefinite number of shares of beneficial interest of the Fund (the "Shares"), pursuant to a post-effective amendment to the Trust's Registration Statement on Form N-1A (No. 33-30876) under the Securities Act of 1933, as amended.

        We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date. We have examined such other documents as we deem necessary for the purposes of this opinion.

        We assume that appropriate action has been or will be taken to register or qualify the sale of the Shares under any applicable state laws regulating sales and offerings of securities and that upon sale of the Shares, the Trust will receive the authorized consideration therefor, and that such consideration will in each case at least equal the net asset value of the shares.

        Based upon the foregoing, we are of the opinion that:

        1. The Trust is a legally organized and validly existing unincorporated voluntary association under the laws of The Commonwealth of Massachusetts which, unless terminated as provided in its Agreement and Declaration of Trust, shall continue in existence without limitation of time.

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                                                                  April 28, 1997

Kemper Target Equity Fund
Vedder, Price, Kaufman & Kammholz    -2-

        2. The Trust is authorized to issue an unlimited number of Shares and that, when the Shares are issued and sold after the post-effective amendment to the Registration Statement has been declared effective and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid, and nonassessable by the Trust.

        The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or of a particular Series and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trustees or officers of the Trust. The Agreement and Declaration of Trust provides for indemnification out of the property of a particular Series for all loss and expense of any shareholder of that Series held personally liable for the obligations of such Series. Thus, the risk of liability is limited to circumstances in which the relevant Series would be unable to meet its obligations.

        We hereby consent to the filing of this opinion as an exhibit to the aforesaid post-effective amendment to the Trust's Registration Statement.

                              Very truly yours,



                              Ropes & Gray